Exhibit 99.1

Contact:
Jennifer Armbruster
Communications Director, RE/MAX, LLC
Wednesday, December 18, 2019	(303) 796-3368 | jarmbruster@remax.com

RE/MAX Acquires Data Science Startup First,
Continuing the Brand’s Technological Transformation
World’s most productive real estate network gains competitive advantage with access to First’s intelligent coaching platform
DENVER – RE/MAX Holdings, Inc. (NYSE: RMAX), parent company of RE/MAX, one of the world’s leading franchisors of real estate brokerage services, today announced that it has acquired First, a technology company that leverages data science, machine learning and human interaction to help real estate professionals better leverage the value of their personal network.

The four-year-old, North Carolina-based technology startup is known for creating the First app, an intelligent coaching platform that makes it easy for agents to identify likely sellers within their own network of contacts. With a focus on helping agents identify future listings, the app prioritizes who agents should reach out to and when, so they may strengthen current relationships when it matters most. It also organizes and consolidates an agent’s database and provides reporting on how much business is both won and lost from within an agent’s network.

“We have set our sights on becoming the global leader in real estate technology, and the acquisition of First is evidence of that steadfast commitment,” said Adam Contos, RE/MAX Chief Executive Officer. “With First, we found next-level talent combined with a game-changing service, delivering exclusive access to one of the best products for agents out there today.”

With the acquisition, RE/MAX agents in the U.S. will gain exclusive access to First’s platform at a significant discount beginning in early 2020. Current First clients not affiliated with RE/MAX may remain on through their current contract’s expiration, or until the end of 2020.

“We’ve seen the impact the First platform has had in growing individual agents’ businesses, and the fact that we’ll now bring it to scale with the RE/MAX Network’s extensive group of agents is motivating,” said Mike Schneider, First CEO and Co-founder. “The race is on in the industry to establish technology as a true competitive advantage. For us, RE/MAX was the obvious choice given its brand, strategic roadmap, and global leadership position within the industry.”

Following the acquisition, Schneider will continue to lead the First team, who will remain in Durham, North Carolina, working closely with technology leaders at RE/MAX on upcoming integrations and contributions to the overall technology roadmap for the RE/MAX brand in 2020 and beyond.
“We’re committed to providing our global network of highly productive real estate agents with world-class tools, training and technology, and adding First to our powerful technology suite is the next step in that ongoing journey,” said Nick Bailey, RE/MAX Chief Customer Officer. “It’s the perfect complement to the booj Platform – our most recent technology offering that helps agents manage their business – and is another advantage for RE/MAX agents looking to grow their businesses efficiently and effectively.”

The technology transformation of RE/MAX began in February 2018 when it acquired booj, an award-winning Colorado-based web design and technology company. Beginning in August 2019, the booj Platform, an integrated suite of digital products that empower high-producing agents, teams and brokers to proactively establish, manage and grow client relationships was made available to RE/MAX affiliates in the U.S. The brand is also planning the launch of a new remax.com and consumer-facing mobile experience that will enable RE/MAX affiliates to deliver a more data-driven and efficient homebuying experience for their clients in early 2020.

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About RE/MAX Holdings, Inc.

RE/MAX Holdings, Inc. (NYSE: RMAX) is one of the world's leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX® brand, and mortgage brokerages within the U.S. under the Motto Mortgage® brand. RE/MAX was founded in 1973 by David and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Now with more than 125,000 agents across over 110 countries and territories, nobody in the world sells more real estate than RE/MAX, as measured by total residential transaction sides. Dedicated to innovation and change in the real estate industry, RE/MAX launched Motto Franchising, LLC, a ground-breaking mortgage brokerage franchisor, in 2016.

Forwarding-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are often identified by the use of words such as “believe,” “intend,” “expect,” “estimate,” “plan,” “outlook,” “project,” “anticipate,” “may,” “will,” “would” and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. Forward-looking statements include statements regarding technology initiatives of RE/MAX and the expected benefits of the acquisition of First. Forward-looking statements should not be read as guarantees of future performance or results. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Such risks and uncertainties include, without limitation: (1) the ability of RE/MAX to successfully integrate First technology into RE/MAX platforms and to deploy such technology at scale; (2) failure to retain key talent at RE/MAX and at First; (3) changes in business and economic activity in general; (4) changes in the real estate market or interest rates and availability of financing; (5) changes in laws and regulations, including those related to data privacy, as well as those risks and uncertainties described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company's website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no obligation, to update this information to reflect future events or circumstances.